Exhibit 99.B(d)(50)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

J O Hambro Capital Management Limited

As of October 26, 2010, as amended July 1, 2014

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

SEI Investments Management Corporation		J O Hambro Capital Management Limited

By:	/s/ Stephen Beinhacker	By:	/s/ M.H. Vaughan
/s/ G.M. Rochussen

Name:	Stephen Beinhacker	Name:	M.H. Vaughan
G.M. Rochussen

Title:	Vice President	Title:	COO
CIUJ